Pricing Supplement dated July 17, 2019

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-212571

$3,785,000 Barclays Bank PLC Trigger Callable Contingent Yield Notes (daily coupon observation)

Linked to the least performing of the MSCI EAFE® Index, the MSCI Emerging Markets Index and the Russell 2000® Index due January 20, 2023

Investment Description

Trigger Callable Contingent Yield Notes (the “Notes”) are unsecured and unsubordinated debt obligations issued by Barclays Bank PLC (the “Issuer”) linked to the least performing of the MSCI EAFE® Index, the MSCI Emerging Markets Index and the Russell 2000® Index (each an “Underlying” and together the “Underlyings”). On a quarterly basis, unless the Notes have been previously called, the Issuer will pay you a coupon (the “Contingent Coupon”) if the Closing Level of each Underlying is greater than or equal to its specified Coupon Barrier on each scheduled trading day during the applicable Observation Period. However, if the Closing Level of any Underlying is less than its Coupon Barrier on any scheduled trading day during an Observation Period, no Contingent Coupon payment will be made with respect to that Observation Period. The Issuer may, at its election, call the Notes on any quarterly Observation End Date other than the Final Valuation Date, regardless of the Closing Level of any Underlying on that Observation End Date. If the Issuer elects to call the Notes prior to maturity, the Issuer will pay the principal amount of your Notes plus any Contingent Coupon that may be due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes. If the Issuer does not elect to call the Notes prior to maturity and the Closing Level of each Underlying on the Final Valuation Date (the “Final Underlying Level”) is greater than or equal to its specified Downside Threshold, the Issuer will pay you a cash payment at maturity equal to the principal amount of your Notes plus any Contingent Coupon that may be due on the Coupon Payment Date that is also the Maturity Date. However, if the Final Underlying Level of any Underlying is less than its Downside Threshold, the Issuer will pay you a cash payment at maturity that is less than the principal amount, if anything, resulting in a percentage loss of principal equal to the negative Underlying Return of the Underlying with the lowest Underlying Return (the “Least Performing Underlying”). In this case, you will have full downside exposure to the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level, and could lose all of your principal. Investing in the Notes involves significant risks. You may lose a significant portion or all of your principal. You may receive few or no Contingent Coupons during the term of the Notes. You will be exposed to the market risk of each Underlying on each scheduled trading day during the Observation Periods and any decline in the level of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlyings. The Final Underlying Level of each Underlying is observed relative to its Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is limited to any Contingent Coupons paid on the Notes, and you will not participate in any appreciation of any Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Features	Key Dates[1]

❑  Contingent Coupon: Unless the Notes have been previously called, the Issuer will pay you a Contingent Coupon with respect to each Observation Period if the Closing Level of each Underlying is greater than or equal to its Coupon Barrier on each scheduled trading day during that Observation Period. However, if the Closing Level of any Underlying is less than its Coupon Barrier on any scheduled trading day during an Observation Period, no Contingent Coupon payment will be made with respect to that Observation Period.

❑  Issuer Call: The Issuer may, at its election and upon written notice to the trustee, call the Notes on any quarterly Observation End Date other than the Final Valuation Date, regardless of the Closing Level of any Underlying on that Observation End Date. If the Notes are called, the Issuer will pay the principal amount of your Notes plus any Contingent Coupon that may be due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.

❑  Downside Exposure with Contingent Repayment of Principal at Maturity: If the Notes are not called and the Final Underlying Level of each Underlying is greater than or equal to its Downside Threshold, the Issuer will pay you a cash payment at maturity equal to the principal amount of your Notes plus any Contingent Coupon that may be due on the Coupon Payment Date that is also the Maturity Date. However, if the Final Underlying Level of any Underlying is less than its Downside Threshold, the Issuer will repay less than your principal amount, if anything, resulting in a percentage loss of principal equal to the negative Underlying Return of the Least Performing Underlying. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

	Trade Date:	July 17, 2019
	Settlement Date:	July 22, 2019
	Observation Periods / Observation End Dates:	Quarterly (see page PS-8)
	Final Valuation Date:	January 17, 2023
	Maturity Date:	January 20, 2023
[1] See “Supplemental Plan of Distribution” for more details on the expected Settlement Date. In addition, the Observation Dates, including the Final Valuation Date, and the Maturity Date are subject to postponement. See “Final Terms” on page PS-6 of this pricing supplement.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE LEAST PERFORMING UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS-9 OF THIS PRICING SUPPLEMENT AND “RISK FACTORS” BEGINNING ON PAGE S-7 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR PRINCIPAL AMOUNT. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

NOTWITHSTANDING ANY OTHER AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS BETWEEN BARCLAYS BANK PLC AND ANY HOLDER OF THE NOTES, BY ACQUIRING THE NOTES, EACH HOLDER OF THE NOTES ACKNOWLEDGES, ACCEPTS, AGREES TO BE BOUND BY AND CONSENTS TO THE EXERCISE OF, ANY U.K. BAIL-IN POWER BY THE RELEVANT U.K. RESOLUTION AUTHORITY. SEE “CONSENT TO U.K. BAIL-IN POWER” ON PAGE PS-4 OF THIS PRICING SUPPLEMENT.

Note Offering

We are offering Trigger Callable Contingent Yield Notes linked to the least performing of the MSCI EAFE® Index, the MSCI Emerging Markets Index and the Russell 2000® Index. The Initial Underlying Level of each Underlying is the Closing Level of that Underlying on the Trade Date. The Notes are offered at a minimum investment of 100 Notes at $10 per Note (representing a $1,000 investment), and integral multiples of $10 in excess thereof.

Underlying	Contingent Coupon Rate	Initial Underlying Level	Coupon Barrier*	Downside Threshold*	CUSIP/ ISIN
MSCI EAFE® Index (MXEA)	9.00% per annum	1,917.67	1,342.37, which is 70.00% of the Initial Underlying Level	1,150.60, which is 60.00% of the Initial Underlying Level	06747C819 / US06747C8192
MSCI Emerging Markets Index (MXEF)		1,054.90	738.43, which is 70.00% of the Initial Underlying Level	632.94, which is 60.00% of the Initial Underlying Level
Russell 2000® Index (RTY)		1,550.778	1,085.545, which is 70.00% of the Initial Underlying Level	930.467, which is 60.00% of the Initial Underlying Level

* Rounded to two decimal places for the MSCI EAFE® Index and the MSCI Emerging Markets Index and rounded to three decimal places for the Russell 2000® Index

See “Additional Information about Barclays Bank PLC and the Notes” on page PS-2 of this pricing supplement. The Notes will have the terms specified in the prospectus dated March 30, 2018, the prospectus supplement dated July 18, 2016, the index supplement dated July 18, 2016 and this pricing supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any of the Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1]	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Note	$10.00	$0.15	$9.85
Total	$3,785,000	$56,775	$3,728,225

1 Our estimated value of the Notes on the Trade Date, based on our internal pricing models, is $9.706 per Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 of this pricing supplement.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Notes

You should read this pricing supplement together with the prospectus dated March 30, 2018, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

If the terms discussed in this pricing supplement differ from those in the prospectus, prospectus supplement or index supplement, the terms discussed herein will control.

When you read the prospectus supplement and the index supplement, note that all references to the prospectus dated July 18, 2016, or to any sections therein, should refer instead to the accompanying prospectus dated March 30, 2018, or to the corresponding sections of that prospectus.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated March 30, 2018: http://www.sec.gov/Archives/edgar/data/312070/000119312518103150/d561709d424b3.htm

♦	Prospectus supplement dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

♦	Index supplement dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC. In this pricing supplement, “Notes” refers to the Trigger Callable Contingent Yield Notes that are offered hereby, unless the context otherwise requires.

Additional Information Regarding Our Estimated Value of the Notes

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Trade Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Trade Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately five months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page PS-9 of this pricing supplement.

Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Key Risks—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire principal amount.

♦	You can tolerate a loss of a significant portion or all of your principal amount and are willing to make an investment that may have the full downside market risk of an investment in the Least Performing Underlying.

♦	You are willing and able to accept the individual market risk of each Underlying on each scheduled trading day during the Observation Periods and understand that any decline in the level of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlyings.

♦	You believe each Underlying is likely to close at or above its Coupon Barrier on each scheduled trading day during each Observation Period, and, if any Underlying does not, you can tolerate receiving few or no Contingent Coupons over the term of the Notes.

♦	You believe the Final Underlying Level of each Underlying is not likely to be less than its Downside Threshold and, if the Final Underlying Level of any Underlying is less than its Downside Threshold, you can tolerate a loss of a significant portion or all of your principal amount.

♦	You understand and accept that you will not participate in any appreciation of any Underlying, which may be significant, and that your return potential on the Notes is limited to any Contingent Coupons paid on the Notes.

♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the Underlyings.

♦	You are willing and able to hold Notes that the Issuer may elect to call on any quarterly Observation End Date other than the Final Valuation Date, and you are otherwise willing and able to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦	You do not seek guaranteed current income from this investment, you are willing to accept the risk of contingent yield and you are willing to forgo any dividends paid on the securities composing the Underlyings.

♦	You understand and are willing to accept the risks associated with each Underlying.

♦	You are willing and able to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments under the Notes and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you under the Notes, including any repayment of principal.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire principal amount.

♦	You require an investment designed to provide a full return of principal at maturity, you cannot tolerate a loss of a significant portion or all of your principal amount or you are not willing to make an investment that may have the full downside market risk of an investment in the Least Performing Underlying.

♦	You are unwilling or unable to accept the individual market risk of each Underlying on each scheduled trading day during the Observation Periods or do not understand that any decline in the level of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlyings.

♦	You do not believe each Underlying is likely to close at or above its Coupon Barrier on each scheduled trading day during each Observation Period, or you cannot tolerate receiving few or no Contingent Coupons over the term of the Notes.

♦	You believe the Final Underlying Level of any Underlying is likely to be less than its Downside Threshold, which could result in a total loss of your principal amount.

♦	You seek an investment that participates in the full appreciation in one or more of the Underlyings and whose return is not limited to any Contingent Coupons paid on the Notes.

♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the Underlyings.

♦	You are unable or unwilling to hold Notes that the Issuer may elect to call on any quarterly Observation End Date other than the Final Valuation Date, or you are unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

♦	You seek guaranteed current income from your investment, you are unwilling to accept the risk of contingent yield or you prefer to receive any dividends paid on the securities composing the Underlyings.

♦	You do not understand or are not willing to accept the risks associated with each Underlying.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦	You are not willing or are unable to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments due to you under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page PS-9 of this pricing supplement and the “Risk Factors” beginning on page S-7 of the prospectus supplement for risks related to an investment in the Notes. For more information about the Underlyings, please see the sections titled “MSCI EAFE® Index,” “MSCI Emerging Markets Index” and “Russell 2000® Index” below.

Final Terms[1]
Issuer:	Barclays Bank PLC
Principal Amount:	$10 per Note (subject to minimum investment of 100 Notes)
Term[2]:	Approximately 3.5 years, unless called earlier at the election of the Issuer
Reference Assets[3]:	The MSCI EAFE® Index (Bloomberg ticker symbol “MXEA<Index>”), the MSCI Emerging Markets Index (Bloomberg ticker symbol “MXEF<Index>”) and the Russell 2000® Index (Bloomberg ticker symbol “RTY<Index>”) (each an “Underlying” and together the “Underlyings”)
Issuer Call:	The Issuer may elect to call the Notes on any quarterly Observation End Date other than the Final Valuation Date, regardless of the Closing Level of any Underlying on that Observation End Date. If the Notes are called, the Issuer will pay the principal amount of your Notes plus any Contingent Coupon that may be due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.
Observation End Dates[2]:	As set forth under the “Observation End Dates” column of the table under “Observation Periods/Observation End Dates/Coupon Payment Dates/Call Settlement Dates” below. The final Observation End Date, January 17, 2023, is the “Final Valuation Date.”
Observation Periods:	There are fourteen quarterly Observation Periods. The first Observation Period will consist of each scheduled trading day from but excluding the Trade Date to and including the first Observation End Date. Each subsequent Observation Period will consist of each scheduled trading day from but excluding an Observation End Date to and including the next following Observation End Date.
Call Settlement Dates[2]:	As set forth under the “Coupon Payment Dates/Call Settlement Dates” column of the table under “Observation Periods/Observation End Dates/Coupon Payment Dates/Call Settlement Dates” below
Contingent Coupon:

If the Closing Level of each Underlying is greater than or equal to its Coupon Barrier on each scheduled trading day during an Observation Period, the Issuer will pay you the Contingent Coupon applicable to that Observation Period.

If the Closing Level of any Underlying is less than its Coupon Barrier on any scheduled trading day during an Observation Period, the Contingent Coupon applicable to that Observation Period will not accrue or be payable and the Issuer will not make any payment to you on the related Coupon Payment Date.

The Contingent Coupon is a fixed amount potentially payable quarterly based on the per annum Contingent Coupon Rate.

If a market disruption event occurs with respect to an Underlying on any scheduled trading day during an Observation Period (other than an Observation End Date), that day for that Underlying will be disregarded for purposes of determining whether a Contingent Coupon is payable with respect to the applicable Observation Period.

Coupon Barrier:	With respect to each Underlying, a percentage of the Initial Underlying Level of that Underlying, as specified on the cover of this pricing supplement
Coupon Payment Dates[2]:	As set forth under the “Coupon Payment Dates/Call Settlement Dates” column of the table under “Observation Periods/Observation End Dates/Coupon Payment Dates/Call Settlement Dates” below
Contingent Coupon Rate:

The Contingent Coupon Rate is 9.00% per annum. Accordingly, the Contingent Coupon with respect to each Observation Period is equal to $0.225 per Note and will be payable only for each Observation Period in which the Closing Level of each Underlying is greater than or equal to its Coupon Barrier on each scheduled trading day during that Observation Period.

Whether Contingent Coupons will be paid on the Notes will depend on the performance of the Underlyings. The Issuer will not pay you the Contingent Coupon for any Observation Period in which the Closing Level of any Underlying is less than its Coupon Barrier on any scheduled trading day during that Observation Period.

Payment at Maturity (per Note):

If the Issuer does not elect to call the Notes and the Final Underlying Level of each Underlying is greater than or equal to its Downside Threshold, the Issuer will pay you a cash payment on the Maturity Date equal to $10 per Note plus any Contingent Coupon that may be due on the Coupon Payment Date that is also the Maturity Date.

If the Issuer does not elect to call the Notes and the Final Underlying Level of any Underlying is less than its Downside Threshold, the Issuer will pay you a cash payment on the Maturity Date per Note that is less than your principal amount, if anything, resulting in a percentage loss of principal equal to the negative Underlying Return of the Least Performing Underlying, calculated as follows:

$10 × (1 + Underlying Return of the Least Performing Underlying)

Accordingly, you may lose a significant portion or all of your principal at maturity, depending on how much the Least Performing Underlying declines, regardless of the performance of the other Underlyings. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Underlying Return:	With respect to each Underlying: Final Underlying Level – Initial Underlying Level Initial Underlying Level
Least Performing Underlying:	The Underlying with the lowest Underlying Return
Downside Threshold:	With respect to each Underlying, a percentage of the Initial Underlying Level of that Underlying, as specified on the cover of this pricing supplement
Initial Underlying Level:	With respect to each Underlying, the Closing Level of that Underlying on the Trade Date, as specified on the cover of this pricing supplement
Final Underlying Level:	With respect to each Underlying, the Closing Level of that Underlying on the Final Valuation Date
Closing Level[3]:	With respect to each Underlying, Closing Level has the meaning set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC
[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

[2]	Each Observation End Date may be postponed if that Observation End Date is not a scheduled trading day with respect to any Underlying or if a market disruption event occurs with respect to any Underlying on that Observation End Date as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset” and “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” in the prospectus supplement. In addition, a Coupon Payment Date, a Call Settlement Date and/or the Maturity Date will be postponed if that day is not a business day or if the relevant Observation End Date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

[3]	If an Underlying is discontinued or if the sponsor of an Underlying fails to publish that Underlying, the Calculation Agent may select a successor underlying or, if no successor underlying is available, will calculate the value to be used as the Closing Level of that Underlying. In addition, the Calculation Agent will calculate the value to be used as the Closing Level of an Underlying in the event of certain changes in or modifications to that Underlying. For more information, see “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

Investment Timeline

Trade Date:	The Closing Level of each Underlying (the Initial Underlying Level) is observed and the Coupon Barrier and Downside Threshold of each Underlying are determined.

Quarterly (callable by Issuer at its election):

If the Closing Level of each Underlying is greater than or equal to its Coupon Barrier on each scheduled trading day during an Observation Period, the Issuer will pay you the Contingent Coupon applicable to that Observation Period.

However, if the Closing Level of any Underlying is less than its Coupon Barrier on any scheduled trading day during an Observation Period, no Contingent Coupon payment will be made with respect to that Observation Period.

The Issuer may, at its election and upon written notice to the trustee, call the Notes on any quarterly Observation End Date other than the Final Valuation Date, regardless of the Closing Level of any Underlying on that Observation End Date. If the Issuer elects to call the Notes, the Issuer will pay the principal amount of your Notes plus any Contingent Coupon that may be due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.

Maturity Date:

The Final Underlying Level of each Underlying is determined as of the Final Valuation Date.

If the Issuer does not elect to call the Notes and the Final Underlying Level of each Underlying is greater than or equal to its Downside Threshold, the Issuer will pay you a cash payment on the Maturity Date equal to $10 per Note plus any Contingent Coupon that may be due on the Coupon Payment Date that is also the Maturity Date.

If the Issuer does not elect to call the Notes and the Final Underlying Level of any Underlying is less than its Downside Threshold, the Issuer will pay you a cash payment on the Maturity Date per Note that is less than your principal amount, if anything, resulting in a percentage loss of principal equal to the negative Underlying Return of the Least Performing Underlying, calculated as follows:

$10 × (1 + Underlying Return of the Least Performing Underlying)

Accordingly, you may lose a significant portion or all of your principal at maturity, depending on how much the Least Performing Underlying declines, regardless of the performance of the other Underlyings.

Investing in the Notes involves significant risks. You may lose a significant portion or all of your principal amount. You may receive few or no Contingent Coupons during the term of the Notes. You will be exposed to the market risk of each Underlying on each scheduled trading day during the Observation Periods and any decline in the level of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlyings. The contingent repayment of principal applies only if you hold the Notes to maturity. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is limited to any Contingent Coupons paid on the Notes, and you will not participate in any appreciation of any Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes.

Observation Periods*/Observation End Dates/Coupon Payment Dates/Call Settlement Dates
Observation End Dates	Coupon Payment Dates / Call Settlement Dates
October 17, 2019	October 21, 2019
January 17, 2020	January 22, 2020
April 17, 2020	April 21, 2020
July 17, 2020	July 21, 2020
October 19, 2020	October 21, 2020
January 19, 2021	January 21, 2021
April 19, 2021	April 21, 2021
July 19, 2021	July 21, 2021
October 18, 2021	October 20, 2021
January 18, 2022	January 20, 2022
April 18, 2022	April 20, 2022
July 18, 2022	July 20, 2022
October 17, 2022	October 19, 2022
January 17, 2023**	January 20, 2023**

*There are fourteen quarterly Observation Periods. The first Observation Period will consist of each scheduled trading day from but excluding the Trade Date to and including the first Observation End Date. Each subsequent Observation Period will consist of each scheduled trading day from but excluding an Observation End Date to and including the next following Observation End Date.

**The Issuer may not elect to call the Notes on the Final Valuation Date. Thus, the Maturity Date is not a Call Settlement Date.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing in any or all of the Underlyings or the securities composing the Underlyings. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Notes in light of your particular circumstances.

♦	You may lose a significant portion or all of your principal — The Notes differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount of the Notes at maturity. If the Issuer does not elect to call the Notes, at maturity, the Issuer will pay you the principal amount of your Notes only if the Final Underlying Level of each Underlying is greater than or equal to its Downside Threshold and will make such payment only at maturity. If the Issuer does not elect to call the Notes and the Final Underlying Level of any Underlying is less than its Downside Threshold, you will be exposed to the full decline in the Least Performing Underlying and the Issuer will repay less than the full principal amount of the Notes at maturity, if anything, resulting in a percentage loss of principal equal to the negative Underlying Return of the Least Performing Underlying. Accordingly, you may lose a significant portion or all of your principal.

♦	If the Issuer does not elect to call the Notes, the payment at maturity, if any, is calculated based solely on the performance of the Least Performing Underlying — If the Issuer does not elect to call the Notes pursuant to the Call Feature, the payment at maturity, if any, will be linked solely to the performance of the Least Performing Underlying. As a result, in the event that the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, the Underlying Return of only the Least Performing Underlying will be used to determine the return on your Notes, and you will not benefit from the performance of the other Underlyings, even if the Final Underlying Level of any of the other Underlyings is greater than or equal to its Downside Threshold or Initial Underlying Level.

♦	You may not receive any Contingent Coupons — The Issuer will not necessarily make periodic coupon payments on the Notes. If the Closing Level of any Underlying on any scheduled trading day during an Observation Period is less than its Coupon Barrier, the Issuer will not pay you the Contingent Coupon applicable to that Observation Period. This will be the case even if the Closing Levels of the other Underlyings are greater than or equal to their respective Coupon Barriers on each scheduled trading day during that Observation Period, and even if the Closing Level of that Underlying was greater than or equal to its Coupon Barrier on every other day during that Observation Period. If the Closing Level of any Underlying is less than its Coupon Barrier on any scheduled trading day during each Observation Period, the Issuer will not pay you any Contingent Coupons during the term of the Notes, and you will not receive a positive return on your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes.

♦	The Contingent Coupon payments are based on the Closing Level of each Underlying throughout the Observation Periods — Whether a Contingent Coupon payment will be made with respect to an Observation Period will be based on the Closing Level of each Underlying on each scheduled trading day during that Observation Period. As a result, you will not know whether you will receive the Contingent Coupon with respect to an Observation Period until the end of that Observation Period. Moreover, because each Contingent Coupon payment is based solely on the Closing Level of each Underlying on any scheduled trading day during an Observation Period, if the Closing Level of any Underlying on any scheduled trading day during an Observation Period is less than its Coupon Barrier, you will not receive any Contingent Coupon with respect to that Observation Period, even if the Closing Level of that Underlying was higher on other days during that Observation Period.

♦	Contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. The market value of the Notes may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to sell them at a loss relative to your principal amount even if at that time the level of any or all of the Underlyings is greater than or equal to its Downside Threshold.

♦	Your return potential on the Notes is limited to any Contingent Coupons paid on the Notes, and you will not participate in any appreciation of any Underlying — The return potential of the Notes is limited to the pre-specified per annum Contingent Coupon Rate, regardless of any appreciation of any Underlying. In addition, the total return on the Notes will vary based on the number of Observation Periods in which the Closing Level of each Underlying has been greater than or equal to its Coupon Barrier on each scheduled trading day during that Observation Period prior to maturity or a call at the election of the Issuer. Further, if the Notes are called at the election of the Issuer, you will not receive Contingent Coupons or any other payment in respect of any Observation Periods after the applicable Call Settlement Date. Because the Notes could be called as early as the first Observation End Date, the total return on the Notes could be minimal. If the Notes are not called, you may be subject to the decline in the level of the Least Performing Underlying even though you will not participate in any appreciation of any Underlying. As a result, the return on an investment in the Notes could be less than the return on a direct investment in any or all of the Underlyings or securities composing the Underlyings.

♦	Because the Notes are linked to the Least Performing Underlying, you are exposed to greater risks of no Contingent Coupons and sustaining a significant loss of principal at maturity than if the Notes were linked to fewer Underlyings — The risk that you will not receive any Contingent Coupons and lose a significant portion or all of your principal amount in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Underlying or two Underlyings. With three Underlyings, it is more likely that the Closing Level of at least one Underlying will be less than its Coupon Barrier on any scheduled trading day during the specified Observation Periods or less than its Downside Threshold on the Final Valuation Date and, therefore, it is more likely that you will not receive any Contingent Coupons and that you will suffer a significant loss of principal at maturity. In addition, the performance of the Underlyings may not be correlated or may be negatively correlated. The lower the correlation between two Underlyings, the greater the potential for one of those Underlyings to close below its Coupon Barrier or Downside Threshold on any scheduled trading day during an Observation Period or the Final Valuation Date, respectively, and with three Underlyings there is a greater potential that one pair of Underlyings will have low or negative correlation. See “Correlation of the Underlyings” below.

It is impossible to predict what the correlations between the Underlyings will be over the term of the Notes. The Underlyings represent different equity markets. The MSCI EAFE® Index represents the equity market performance of certain developed markets excluding the United States and Canada, the MSCI Emerging Markets Index represents the equity market performance of global emerging markets and the Russell 2000® Index represents the small-capitalization segment of the United States equity market. These different equity markets may not perform similarly over the term of the Notes.

Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Contingent Coupon Rate is determined, in part, based on the correlations of the Underlyings’ performance calculated using our internal models at the time when the terms of the Notes are finalized. A higher Contingent Coupon Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for missed Contingent Coupons and for a loss of principal at maturity. The correlations referenced in setting the terms of the Notes are calculated using our internal models and are not derived from the returns of the Underlyings over the period set forth under “Correlation of the Underlyings” below. In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes.

♦	You are exposed to the market risk of each Underlying — Your return on the Notes is not linked to a basket consisting of the Underlyings. Rather, it will be contingent upon the independent performance of each Underlying. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each Underlying. Poor performance by any Underlying over the term of the Notes may negatively affect your return and will not be offset or mitigated by any increases or lesser declines in the level of the other Underlyings. To receive a Contingent Coupon with respect to an Observation Period, the Closing Level of each Underlying must be greater than or equal to its Coupon Barrier on each scheduled trading day during that Observation Period. In addition, if the Notes have not been called prior to maturity and the Final Underlying Level of any Underlying is less than its Downside Threshold, you will be exposed to the full decline in the Least Performing Underlying. Accordingly, your investment is subject to the market risk of each Underlying.

♦	Call and reinvestment risk — The Issuer may, in its sole discretion, call the Notes on any quarterly Observation End Date other than the Final Valuation Date regardless of the Closing Level of any Underlying on that Observation End Date. If the Issuer elects to call the Notes early, the holding period over which you would receive the per annum Contingent Coupon Rate could be as short as approximately three months. In the event the Issuer calls the Notes, there is no guarantee that you would be able to reinvest the proceeds at a comparable return and/or with a comparable Contingent Coupon Rate for a similar level of risk.

It is more likely that the Issuer will call the Notes at its election prior to maturity to the extent that the expected interest payable on the Notes is greater than the interest that would be payable on other instruments issued by the Issuer of comparable maturity, terms and credit rating trading in the market. The greater likelihood of the Issuer calling the Notes in that environment increases the risk that you will not be able to reinvest the proceeds from the called Notes in an equivalent investment with a similar Contingent Coupon Rate. The Issuer is less likely to call the Notes prior to maturity when the expected interest payable on the Notes is less than the interest that would be payable on other comparable instruments issued by the Issuer, which includes when the level of any of the Underlyings is less than its Coupon Barrier. Therefore, the Notes are more likely to remain outstanding when the expected interest payable on the Notes is less than what would be payable on other comparable instruments and when your risk of not receiving a Contingent Coupon is relatively higher.

♦	A higher Contingent Coupon Rate and/or a lower Coupon Barrier and/or Downside Threshold may reflect greater expected volatility of the Underlyings, which is generally associated with a greater risk of loss — Volatility is a measure of the degree of variation in the levels of the Underlyings over a period of time. The greater the expected volatilities of the Underlyings at the time the terms of the Notes are set, the greater the expectation is at that time that you may not receive one or more, or all, Contingent Coupon payments and that you may lose a significant portion or all of your principal at maturity. In addition, the economic terms of the Notes, including the Contingent Coupon Rate, the Coupon Barrier and the Downside Threshold, are based, in part, on the expected volatilities of the Underlyings at the time the terms of the Notes are set, where higher expected volatilities will generally be reflected in a higher Contingent Coupon Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or a lower Coupon Barrier and/or a lower Downside Threshold as compared to otherwise comparable securities. Accordingly, a higher Contingent Coupon Rate will generally be indicative of a greater risk of loss while a lower Coupon Barrier or Downside Threshold does not necessarily indicate that the Notes have a greater likelihood of paying Contingent Coupon payments or returning your principal at maturity. You should be willing to accept the downside market risk of each Underlying and the potential loss of a significant portion or all of your principal at maturity.

♦	Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

♦	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority — Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

♦	Owning the Notes is not the same as owning the securities composing any or all of the Underlyings — The return on your Notes may not reflect the return you would realize if you actually owned the securities composing any or all of the Underlyings. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the securities composing any Underlying would have.

♦	Each Underlying reflects the price return of the securities composing that Underlying, not the total return — The return on the Notes is based on the performance of the Underlyings, which reflect changes in the market prices of the securities composing each Underlying. Each Underlying is not a “total return” index that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing the applicable Underlying. Accordingly, the return on the Notes will not include such a total return feature.

♦	Dealer incentives — We, the Agents and affiliates of the Agents act in various capacities with respect to the Notes. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Notes. Such Agents, including the sales representatives of UBS Financial Services Inc., will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay compensation as specified on the cover of this pricing supplement to the Agents in connection with the distribution of the Notes, and such compensation may be passed on to affiliates of the Agents or other third party distributors.

♦	There may be little or no secondary market for the Notes — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

♦	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes and each Underlying.

♦	No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the level of any Underlying will rise or fall. There can be no assurance that the level of any Underlying will not close below its Downside Threshold on the Final Valuation Date. The level of each Underlying will be influenced by complex and interrelated political, economic, financial and other factors that affect that Underlying. You should be willing to accept the downside risks associated with equities in general and each Underlying in particular, and the risk of losing a significant portion or all of your principal amount.

♦	Potential Barclays Bank PLC impact on the levels of the Underlyings — Trading or transactions by Barclays Bank PLC or its affiliates in the securities composing the Underlyings and/or over-the-counter options, futures or other instruments with returns linked to the performance of any or all Underlyings or the securities composing the Underlyings, may adversely affect the level of any Underlying and, therefore, the market value of the Notes.

♦	The Notes are subject to small-capitalization companies risk with respect to the Russell 2000® Index — The Russell 2000® Index tracks companies that are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies, and therefore securities linked to the Russell 2000® Index may be more volatile than an investment linked to an index with component stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

♦	Non-U.S. securities markets risks with respect to the MSCI EAFE® Index and the MSCI Emerging Markets Index — The equity securities composing the MSCI EAFE® Index and the MSCI Emerging Markets Index are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities, such as the Notes, involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

♦	Risks associated with emerging markets with respect to the MSCI Emerging Markets Index — The equity securities included in the MSCI Emerging Markets Index have been issued by non-U.S. companies located in emerging market countries. Emerging markets pose further risks in addition to the risks associated with investing in foreign equity markets generally, as described in the previous risk factor. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

Since June 2018, the MSCI Emerging Markets Index has included equity securities that are traded on mainland Chinese exchanges (as distinct from exchanges in Hong Kong). Shares traded on mainland Chinese exchanges, referred to as A-shares, are subject to regulation by Chinese authorities, including regulations that limit the amount of shares of equity securities that may be held by foreign investors. These regulations may adversely affect the price of A-shares. Trading in A-shares may be less liquid and subject to greater volatility, including as a result of actions by the Chinese government, than trading on international exchanges outside of mainland China.

♦	The levels of the MSCI EAFE® Index and the MSCI Emerging Markets Index are subject to currency exchange risk with respect to the U.S. dollar and the non-U.S. currencies represented in the MSCI EAFE® Index and the MSCI Emerging Markets Index — Because the securities included in the MSCI EAFE® Index and the MSCI Emerging Markets Index are denominated in non-U.S. currencies and are converted into U.S. dollars for purposes of calculating the levels of the MSCI EAFE® Index and the MSCI Emerging Markets Index, the levels of the MSCI EAFE® Index and the MSCI Emerging Markets Index will be exposed to the currency exchange rate risk with respect to each of those non-U.S. currencies relative to the U.S. dollar. An investor’s net exposure will depend on the extent to which each of those non-U.S. currencies strengthens or weakens against the U.S. dollar and the relative weight of the securities denominated in those non-U.S. currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those non-U.S. currencies, the levels of the MSCI EAFE® Index and the MSCI Emerging Markets Index will be adversely affected and any payments on the Notes determined based in part on the MSCI EAFE® Index and the MSCI Emerging Markets Index may be reduced.

Exchange rate movements for a particular currency are volatile and are the result of numerous factors, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. Of particular importance to potential currency exchange risk are:

♦	existing and expected rates of inflation;

♦	existing and expected interest rate levels;

♦	the balance of payments between the countries represented in the MSCI EAFE® Index and the MSCI Emerging Markets Index and the United States; and

♦	the extent of governmental surpluses or deficits in the countries represented in the MSCI EAFE® Index and the MSCI Emerging Markets Index and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the MSCI EAFE® Index and the MSCI Emerging Markets Index, the United States and other countries important to international trade and finance.

♦	Many economic and market factors will impact the value of the Notes — Structured notes, including the Notes, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the Notes at issuance and their value in the secondary market. Accordingly, in addition to the levels of the Underlyings on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlyings and the securities composing the Underlyings;

♦	correlation (or lack of correlation) of the Underlyings;

♦	the time to maturity of the Notes;

♦	the market prices of, and dividend rates on, the securities composing the Underlyings;

♦	interest and yield rates in the market generally;

♦	supply and demand for the Notes;

♦	a variety of economic, financial, political, regulatory and judicial events;

♦	the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the securities composing the MSCI EAFE® Index and the MSCI Emerging Markets Index trade; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦	The estimated value of your Notes is lower than the initial issue price of your Notes — The estimated value of your Notes on the Trade Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

♦	The estimated value of your Notes might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Notes on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Notes to you.

♦	The estimated value of the Notes is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Notes on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

♦	The estimated value of your Notes is not a prediction of the prices at which you may sell your Notes in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Notes and may be lower than the estimated value of your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

♦	The temporary price at which we may initially buy the Notes in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Notes — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Trade Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes. Please see “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 for further information.

♦	We and our affiliates may engage in various activities or make determinations that could materially affect your Notes in various ways and create conflicts of interest — We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underlyings or their components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Underlyings and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of an Underlying is to be determined; if an Underlying is discontinued or if the sponsor of an Underlying fails to publish that Underlying, selecting a successor underlying or, if no successor underlying is available, determining any value necessary to calculate any payments on the Notes; and calculating the value of an Underlying on any date of determination in the event of certain changes in or modifications to an Underlying. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

♦	Tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of an Investment in the Notes?” on page PS-19 of this pricing supplement.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the payment upon a call or at maturity for a $10 principal amount Note on a hypothetical offering of the Notes under various scenarios, with the assumptions set forth below.* You should not take these examples as an indication or assurance of the expected performance of the Notes. The examples below do not take into account any tax consequences from investing in the Notes. Numbers appearing in the examples below have been rounded for ease of analysis. In these examples, we refer to the MSCI EAFE® Index, the MSCI Emerging Markets Index and the Russell 2000® Index as the “MXEA Index,” the “MXEF Index” and the “RTY Index,” respectively.

Term:	Approximately 3.5 years (unless called earlier at the election of the Issuer)
Contingent Coupon Rate:	9.00% per annum (or 2.25% per quarter)
Contingent Coupon:	$0.225 per quarter
Hypothetical Initial Underlying Level:	100.00 for the MXEA Index, 100.00 for the MXEF Index and 100.000 for the RTY Index
Hypothetical Coupon Barrier:	70.00 for the MXEA Index, 70.00 for the MXEF Index and 70.000 for the RTY Index (which, with respect to each Underlying, is 70.00% of the hypothetical Initial Underlying Level of that Underlying)
Hypothetical Downside Threshold:	60.00 for the MXEA Index, 60.00 for the MXEF Index and 60.000 for the RTY Index (which, with respect to each Underlying, is 60.00% of the hypothetical Initial Underlying Level of that Underlying)
Observation Periods/Observation End Dates:	Quarterly, as set forth under “Final Terms” and “Observation Periods/Observation End Dates/Coupon Payment Dates/Call Settlement Dates” in this pricing supplement.
*	Terms used for purposes of these hypothetical examples do not represent the actual Initial Underlying Levels, Coupon Barriers or Downside Thresholds. The hypothetical Initial Underlying Levels of 100.00 for the MXEA Index, 100.00 for the MXEF Index and 100.000 for the RTY Index have been chosen for illustrative purposes only and do not represent the actual Initial Underlying Levels for the Underlyings. The actual Initial Underlying Level, Coupon Barrier and Downside Threshold of each Underlying are set forth on the cover of this pricing supplement. For historical Closing Levels of the Underlyings, please see the historical information set forth under the sections titled “MSCI EAFE® Index,” “MSCI Emerging Markets Index” and “Russell 2000® Index” below. We cannot predict the Closing Level of any Underlying on any day during the term of the Notes, including on any scheduled trading day during any Observation Period or on the Final Valuation Date.

The examples below are purely hypothetical. These examples are intended to illustrate (a) the effect of an Issuer-elected call, (b) how the payment of a Contingent Coupon with respect to any Observation Period will depend on whether the Closing Level of any Underlying is less than its Coupon Barrier on any scheduled trading day during that Observation Period, (c) how the value of the payment at maturity on the Notes will depend on whether the Final Underlying Level of any Underlying is less than its Downside Threshold and (d) how the total return on the Notes may be less than the total return on a direct investment in any or all of the Underlyings in certain scenarios. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payments per Note over the term of the Notes to the $10.00 principal amount.

Example 1 — Issuer Elects to Call the Notes on the Second Observation End Date

Observation Period	Lowest Closing Level During Observation Period	Payment (per Note)
First Observation Period	MXEA Index: 105.00 MXEF Index: 110.00 RTY Index: 90.000	Notes NOT called at the election of the Issuer. Closing Level of each Underlying at or above its Coupon Barrier on each scheduled trading day during first Observation Period; Issuer pays Contingent Coupon of $0.225 on first Coupon Payment Date.
Second Observation Period	MXEA Index: 80.00 MXEF Index: 85.00 RTY Index: 90.000	Issuer elects to call the Notes. Closing Level of each Underlying at or above its Coupon Barrier on each scheduled trading day during second Observation Period; Issuer pays principal plus Contingent Coupon of $0.225 on Call Settlement Date.
Total Payments (per Note):	Payment on Call Settlement Date:	$10.225 ($10.00 + $0.225)
	Prior Contingent Coupons:	$0.225 ($0.225 × 1)
	Total:	$10.45
	Total Return:	4.50%

On the second Observation End Date, the Issuer elects to call the Notes. Because the Closing Level of each Underlying is at or above its applicable Coupon Barrier on each scheduled trading day during the second Observation Period, the Issuer will pay you on the Call Settlement Date $10.225 per Note, which is equal to your principal amount plus the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date. No further amounts will be owed to you under the Notes.

In addition, because the Closing Level of each Underlying was greater than or equal to its Coupon Barrier on each scheduled trading day during the first Observation Period, the Issuer will pay the Contingent Coupon of $0.225 on the first Coupon Payment Date. Accordingly, the Issuer will have paid a total of $10.45 per Note for a total return of 4.50% on the Notes.

Example 2 — Notes Are NOT Called and the Final Underlying Level of Each Underlying Is At or Above Its Downside Threshold and a Contingent Coupon Is Paid on the Maturity Date

Observation Period	Lowest Closing Level in Observation Period	Final Underlying Level	Payment (per Note)
First Observation Period	MXEA Index: 115.00 MXEF Index: 110.00 RTY Index: 105.000	N/A	Notes NOT called at the election of the Issuer. Closing Level of each Underlying at or above its Coupon Barrier on each scheduled trading day during first Observation Period; Issuer pays Contingent Coupon of $0.225 on first Coupon Payment Date.
Second Observation Period	MXEA Index: 80.00 MXEF Index: 85.00 RTY Index: 90.000	N/A	Notes NOT called at the election of the Issuer. Closing Level of each Underlying at or above its Coupon Barrier on each scheduled trading day during second Observation Period; Issuer pays Contingent Coupon of $0.225 on second Coupon Payment Date.
Third to Thirteenth Observation Periods	Various (at least one Underlying below Coupon Barrier)	N/A	Notes NOT called at the election of the Issuer. Closing Level of at least one Underlying below its Coupon Barrier on at least one scheduled trading day during each of the third to thirteenth Observation Periods; Issuer DOES NOT pay Contingent Coupon on any of the third to thirteenth Coupon Payment Dates.
Fourteenth Observation Period (the final Observation Period ending on the Final Valuation Date)	MXEA Index: 105.00 MXEF Index: 75.00 RTY Index: 80.000	MXEA Index: 110.00 MXEF Index: 80.00 RTY Index: 80.000	Notes NOT callable. Final Underlying Level of each Underlying at or above its Downside Threshold. Closing Level of each Underlying at or above its Coupon Barrier on each scheduled trading day during the final Observation Period; Issuer pays principal plus Contingent Coupon of $0.225 on Maturity Date.
Total Payments (per Note):	Payment at Maturity:	$10.225 ($10.00 + $0.225)
	Prior Contingent Coupons:	$0.45 ($0.225 × 2)
	Total:	$10.675
	Total Return:	6.75%

In this example, the Issuer does not elect to call the Notes and the Notes remain outstanding until maturity. Because the Final Underlying Level of each Underlying is greater than or equal to its Downside Threshold and the Closing Level of each Underlying is greater than or equal to its Coupon Barrier on each scheduled trading day during the final Observation Period, the Issuer will pay you on the Maturity Date $10.225 per Note, which is equal to your principal amount plus the Contingent Coupon due on the Coupon Payment Date that is also the Maturity Date.

In addition, because the Closing Level of each Underlying was greater than or equal to its Coupon Barrier on each scheduled trading day during the first and second Observation Periods, the Issuer will pay the Contingent Coupon of $0.225 on each of the first and second Coupon Payment Dates. However, because the Closing Level of at least one Underlying was less than its Coupon Barrier on at least one scheduled trading day during the third through thirteenth Observation Periods, the Issuer will not pay any Contingent Coupon on the Coupon Payment Dates following the Observation End Dates on which those Observation Periods end. Accordingly, the Issuer will have paid a total of $10.675 per Note for a total return of 6.75% on the Notes.

Example 3 — Notes Are NOT Called and the Final Underlying Level of Each Underlying Is At or Above Its Downside Threshold But No Contingent Coupon Is Paid on the Maturity Date

Observation Period	Lowest Closing Level in Observation Period	Final Underlying Level	Payment (per Note)
First Observation Period	MXEA Index: 115.00 MXEF Index: 110.00 RTY Index: 105.000	N/A	Notes NOT called at the election of the Issuer. Closing Level of each Underlying at or above its Coupon Barrier on each scheduled trading day during first Observation Period; Issuer pays Contingent Coupon of $0.225 on first Coupon Payment Date.
Second Observation Period	MXEA Index: 80.00 MXEF Index: 75.00 RTY Index: 90.000	N/A	Notes NOT called at the election of the Issuer. Closing Level of each Underlying at or above its Coupon Barrier on each scheduled trading day during second Observation Period; Issuer pays Contingent Coupon of $0.225 on second Coupon Payment Date.
Third to Thirteenth Observation Periods	Various (at least one Underlying below Coupon Barrier)	N/A	Notes NOT called at the election of the Issuer. Closing Level of at least one Underlying below its Coupon Barrier on at least one scheduled trading day during each of the third to thirteenth Observation Periods; Issuer DOES NOT pay Contingent Coupon on any of the third to thirteenth Coupon Payment Dates.
Fourteenth Observation Period (the final Observation Period ending on the Final Valuation Date)	MXEA Index: 90.00 MXEF Index: 50.00 RTY Index: 80.000	MXEA Index: 95.00 MXEF Index: 65.00 RTY Index: 85.000	Notes NOT callable. Final Underlying Level of each Underlying at or above its Downside Threshold. Closing Level of MXEF Index below its Coupon Barrier on at least one scheduled trading day during final Observation Period; Issuer repays principal but does not pay any Contingent Coupon on Maturity Date.
Total Payments (per Note):	Payment at Maturity:	$10.00
	Prior Contingent Coupons:	$0.45 ($0.225 × 2)
	Total:	$10.45
	Total Return:	4.50%

In this example, the Issuer does not elect to call the Notes and the Notes remain outstanding until maturity. Because the Final Underlying Level of each Underlying is greater than or equal to its Downside Threshold but the Closing Level of at least one Underlying is less than its Coupon Barrier on at least one scheduled trading day during the final Observation Period, the Issuer will pay you on the Maturity Date $10.00 per Note, which is equal to your principal amount, but the Issuer will not pay any Contingent Coupon on the Coupon Payment Date that is also the Maturity Date.

In addition, because the Closing Level of each Underlying was greater than or equal to its Coupon Barrier on each scheduled trading day during the first and second Observation Periods, the Issuer will pay the Contingent Coupon of $0.225 on each of the first and second Coupon Payment Dates. However, because the Closing Level of at least one Underlying was less than its Coupon Barrier on at least one scheduled trading day during the third through thirteenth Observation Periods, the Issuer will not pay any Contingent Coupon on the Coupon Payment Dates following the Observation End Dates on which those Observation Periods end. Accordingly, the Issuer will have paid a total of $10.45 per Note for a total return of 4.50% on the Notes.

Example 4 — Notes Are NOT Called and the Final Underlying Level of At Least One Underlying Is Below Its Downside Threshold

Observation Period	Lowest Closing Level in Observation Period	Final Underlying Level	Payment (per Note)
First Observation Period	MXEA Index: 40.00 MXEF Index: 45.00 RTY Index: 30.000	N/A	Notes NOT called at the election of the Issuer. Closing Level of each Underlying below its Coupon Barrier on at least one scheduled trading day during first Observation Period; Issuer DOES NOT pay Contingent Coupon on first Coupon Payment Date.
Second Observation Period	MXEA Index: 105.00 MXEF Index: 45.00 RTY Index: 80.000	N/A	Notes NOT called at the election of the Issuer. Closing Level of MXEF Index below its Coupon Barrier on at least one scheduled trading day during second Observation Period; Issuer DOES NOT pay Contingent Coupon on second Coupon Payment Date.
Third to Thirteenth Observation Periods	Various (at least one Underlying below Coupon Barrier)	N/A	Notes NOT called at the election of the Issuer. Closing Level of at least one Underlying below its Coupon Barrier on at least one scheduled trading day during each of the third to thirteenth Observation Periods; Issuer DOES NOT pay Contingent Coupon on any of the third to thirteenth Coupon Payment Dates.
Fourteenth Observation Period (the final Observation Period ending on the Final Valuation Date)	MXEA Index: 45.00 MXEF Index: 110.00 RTY Index: 80.000	MXEA Index: 45.00 MXEF Index: 110.00 RTY Index: 80.000	Notes NOT callable. Closing Level of MXEA Index below its Coupon Barrier and Downside Threshold; Issuer DOES NOT pay Contingent Coupon on Maturity Date; Issuer repays less than the principal amount resulting in a percentage loss of principal equal to the decline of the Least Performing Underlying.
Total Payments (per Note):	Payment at Maturity:	$4.50
	Prior Contingent Coupons:	$0.00
	Total:	$4.50
	Total Return:	-55.00%

In this example, the Issuer does not elect to call the Notes and the Notes remain outstanding until maturity. Because the Final Underlying Level of at least one Underlying is less than its Downside Threshold on the Final Valuation Date, at maturity, the Issuer will pay you a total of $4.50 per Note, for a total return of -55.00% on the Notes, calculated as follows:

$10 × (1 + Underlying Return of the Least Performing Underlying)

Step 1: Calculate the Underlying Return of each Underlying:

Underlying Return of the MXEA Index:

Final Underlying Level – Initial Underlying Level	=	45.00 – 100.00	= -55.00%
Initial Underlying Level		100.00

Underlying Return of the MXEF Index:

Final Underlying Level – Initial Underlying Level	=	110.00 – 100.00	= 10.00%
Initial Underlying Level		100.00

Underlying Return of the RTY Index:

Final Underlying Level – Initial Underlying Level	=	80.000 – 100.000	= -20.00%
Initial Underlying Level		100.000

Step 2: Determine the Least Performing Underlying. The MXEA Index is the Underlying with the lowest Underlying Return.

Step 3: Calculate the Payment at Maturity:

$10 × (1 + Underlying Return of the Least Performing Underlying) = $10 × (1 + -55.00%) = $4.50

In addition, because the Closing Level of at least one Underlying is less than its Coupon Barrier on at least one scheduled trading day during each Observation Period, the Issuer will not pay any Contingent Coupons over the term of the Notes.

What Are the Tax Consequences of an Investment in the Notes?

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated (Contingent) Coupons” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

In determining our reporting responsibilities, if any, we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupons as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated (Contingent) Coupons” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, Exchange or Redemption of a Note. Assuming the treatment described above is respected, upon a sale or exchange of the Notes (including upon early redemption or redemption at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming Contingent Coupons are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the Notes for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Notes at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Notes between the time your right to a Contingent Coupon is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the Contingent Coupon. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to an Observation End Date but that can be attributed to an expected Contingent Coupon payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat Contingent Coupon payments to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2021 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

You should review the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders—Foreign Account Tax Compliance Withholding” in the accompanying prospectus supplement. The discussion in that section is modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds (other than amounts treated as interest or other “fixed or determinable, annual or periodical” income) of the disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

MSCI EAFE® Index

The MSCI EAFE® Index (the “MXEA Index”) is a free float-adjusted market capitalization index that is designed to measure the equity market performance of certain developed markets excluding the United States and Canada. The MXEA Index currently consists of the following 21 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. For more information about the MXEA Index, see “Indices—The MSCI Indices” in the accompanying index supplement.

Historical Information

The following graph sets forth the historical performance of the MXEA Index from January 2, 2008 through July 17, 2019, based on the daily Closing Levels of the MXEA Index. The Closing Level of the MXEA Index on July 17, 2019 was 1,917.67. The dotted lines represent the Coupon Barrier and the Downside Threshold of 1,342.37 and 1,150.60, respectively, which are equal to 70.00% and 60.00%, respectively, of the Initial Underlying Level of the MXEA Index.

We obtained the Closing Levels of the MXEA Index from Bloomberg Professional® service (“Bloomberg”), without independent verification. Historical performance of the MXEA Index should not be taken as an indication of future performance. Future performance of the MXEA Index may differ significantly from historical performance, and no assurance can be given as to the Closing Level of the MXEA Index during the term of the Notes, including on any scheduled trading day during an Observation Period or on the Final Valuation Date. We cannot give you assurance that the performance of the MXEA Index will not result in a loss of your principal amount.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

MSCI Emerging Markets Index

The MSCI Emerging Markets Index (the “MXEF Index”) is a free float-adjusted market capitalization index that is designed to measure the equity market performance of global emerging markets. The MXEF Index currently consists of the following 26 emerging market country indices: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Pakistan, Peru, the Philippines, Poland, Qatar, Russia, Saudi Arabia, South Africa, Taiwan, Thailand, Turkey and the United Arab Emirates. For more information about the MXEF Index, see “Indices—The MSCI Indices” in the accompanying index supplement, as supplemented by the following updated information. Since June 2018, the MXEF Index has included shares traded on mainland Chinese exchanges, referred to as A-shares.

Historical Information

The following graph sets forth the historical performance of the MXEF Index from January 2, 2008 through July 17, 2019, based on the daily Closing Levels of the MXEF Index. The Closing Level of the MXEF Index on July 17, 2019 was 1,054.90. The dotted lines represent the Coupon Barrier and the Downside Threshold of 738.43 and 632.94, respectively, which are equal to 70.00% and 60.00%, respectively, of the Initial Underlying Level of the MXEF Index.

We obtained the Closing Levels of the MXEF Index from Bloomberg, without independent verification. Historical performance of the MXEF Index should not be taken as an indication of future performance. Future performance of the MXEF Index may differ significantly from historical performance, and no assurance can be given as to the Closing Level of the MXEF Index during the term of the Notes, including on any scheduled trading day during an Observation Period or on the Final Valuation Date. We cannot give you assurance that the performance of the MXEF Index will not result in a loss of your principal amount.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Russell 2000® Index

The Russell 2000® Index (the “RTY Index”) is calculated, maintained and published by FTSE Russell. The RTY Index measures the capitalization-weighted price performance of 2,000 small-capitalization stocks and is designed to track the performance of the small capitalization segment of the U.S. equity market. For more information about the RTY Index, see “Indices—The Russell Indices” in the accompanying index supplement, as supplemented by the following updated information. As of August 2017, to be eligible for inclusion in the RTY Index, each company is required to have more than 5% of its voting rights (aggregated across all of its equity securities) in the hands of unrestricted shareholders. Companies already included in the RTY Index have a 5 year grandfathering period to comply or they will be removed from the RTY Index in September 2022.

Historical Information

The following graph sets forth the historical performance of the RTY Index from January 2, 2008 through July 17, 2019, based on the daily Closing Levels of the RTY Index. The Closing Level of the RTY Index on July 17, 2019 was 1,550.778. The dotted lines represent the Coupon Barrier and the Downside Threshold of 1,085.545 and 930.467, respectively, which are equal to 70.00% and 60.00%, respectively, of the Initial Underlying Level of the RTY Index.

We obtained the Closing Levels of the RTY Index from Bloomberg, without independent verification. Currently, whereas the RTY Index sponsor publishes the official Closing Level of the RTY Index to six decimal places, Bloomberg reports the Closing Level to fewer decimal places. As a result, the Closing Level of the RTY Index reported by Bloomberg may be lower or higher than the official Closing Level of the RTY Index published by the RTY Index sponsor. Historical performance of the RTY Index should not be taken as an indication of future performance. Future performance of the RTY Index may differ significantly from historical performance, and no assurance can be given as to the Closing Level of the RTY Index during the term of the Notes, including on any scheduled trading day during an Observation Period or on the Final Valuation Date. We cannot give you assurance that the performance of the RTY Index will not result in a loss of your principal amount.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Correlation of the Underlyings

The following graph sets forth the historical performances of the MSCI EAFE® Index, the MSCI Emerging Markets Index and the Russell 2000® Index from January 2, 2008 through July 17, 2019, based on the daily Closing Levels of the Underlyings. For comparison purposes, each Underlying has been normalized to have a Closing Level of 100.00 on January 2, 2008 by dividing the Closing Level of that Underlying on each day by the Closing Level of that Underlying on January 2, 2008 and multiplying by 100.00.

We obtained the Closing Levels used to determine the normalized Closing Levels set forth below from Bloomberg, without independent verification. Historical performance of the Underlyings should not be taken as an indication of future performance. Future performance of the Underlyings may differ significantly from historical performance, and no assurance can be given as to the Closing Levels of the Underlyings during the term of the Notes, including on any scheduled trading day during an Observation Period or on the Final Valuation Date. We cannot give you assurance that the performances of the Underlyings will not result in a loss of your principal amount.

PAST PERFORMANCE AND CORRELATION OF THE UNDERLYINGS ARE NOT INDICATIVE OF FUTURE PERFORMANCE OR CORRELATION.

The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the returns of those Underlyings were similar to each other over a given period in terms of timing and direction. The correlation between a pair of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of both Underlyings are increasing together or decreasing together and the ratio of their returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the returns of that pair of Underlyings) and -1.0 indicating perfect negative correlation (i.e., as the value of one Underlying increases, the value of the other Underlying decreases and the ratio of their returns has been constant).

The closer the relationship of the returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are. The graph above illustrates the historical performance of each of the Underlyings relative to the other Underlyings over the time period shown and provides an indication of how close the relative performance of one Underlying has historically been to another. However, the graph does not provide a precise measurement of the correlation of the Underlyings. Moreover, any historical correlation of the Underlyings is not indicative of the degree of correlation of the Underlyings, if any, that will be experienced over the term of the Notes.

The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction at the same time and, therefore, the greater the potential for one of those Underlyings to close below its Coupon Barrier or Downside Threshold on any day during an Observation Period or the Final Valuation Date, respectively. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. However, even if two Underlyings have a higher positive correlation, one or both of those Underlyings might close below its Coupon Barrier or Downside Threshold on any day during an Observation Period or the Final Valuation Date, respectively, as both of those Underlyings may decrease in value together.

Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Contingent Coupon Rate is determined, in part, based on the correlations of the Underlyings’ performance calculated using our internal models at the time when the terms of the Notes are finalized. A higher Contingent Coupon Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for missed Contingent Coupons and for a loss of principal at maturity. The correlations referenced in setting the terms of the Notes are calculated using our internal models and are not derived from the returns of the Underlyings over the period set forth above. In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents have agreed to purchase, all of the Notes at the initial issue price less the underwriting discount indicated on the cover of this pricing supplement. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates.

We expect that delivery of the Notes will be made against payment for the Notes on the Settlement Date indicated on the cover of this pricing supplement, which is expected to be more than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to two business days before delivery will be required, by virtue of the fact that the Notes will initially settle in more than two business days, to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement.

The Notes are not intended to be offered, sold or otherwise made available to and may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA Retail Investor”). For these purposes, an EEA Retail Investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended from time to time, “MiFID”); (ii) a customer within the meaning of Directive 2002/92/EC (as amended from time to time), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended from time to time, including by Directive 2010/73/EU). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended from time to time, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to EEA Retail Investors has been prepared and therefore offering or selling such Notes or otherwise making them available to any EEA Retail Investor may be unlawful under the PRIIPs Regulation.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of August 20, 2018, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on August 20, 2018, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated August 20, 2018, which has been filed as an exhibit to the report on Form 6-K referred to above.